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                                                                   EXHIBIT 11


            HERMAN MILLER, INC., AND SUBSIDIARIES

                                   Exhibit 11
             Statement Regarding Computation of Per Share Earnings
                  (Dollars in Thousands Except Per Share Data)


                                       May 31,     June 1,     June 3,
                                       1997(b)     1996(b)     1995(a)
                                    ----------  ----------  ----------

          NET INCOME APPLICABLE
          TO COMMON SHARES             $74,398     $45,946      $4,339
                                    ==========  ==========  ==========

          Weighted Average Common
          Shares Outstanding        47,313,886  50,003,120  49,441,276

          Net Common Shares
          Issuable Upon Exercise
          of Certain Stock Options     748,214     254,350     142,838
                                    ----------  ----------  ----------
          WEIGHTED AVERAGE COMMON
          SHARES OUTSTANDING AS
          ADJUSTED                  48,062,100  50,257,470  49,584,114
                                    ==========  ==========  ==========

          NET INCOME PER SHARE           $1.55        $.91        $.09
                                         =====        ====        ====


Earnings per share on a fully diluted basis are not significantly different from reported primary amounts.

(a) Represents a 53-week period
(b) Represents a 52-week period


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